Exhibit 10.1

VALLEY NATIONAL

BENEFIT EQUALIZATION PLAN

PLAN DOCUMENT

12/19/94

VALLEY NATIONAL BANCORP BENEFIT EQUALIZATION PLAN

Valley National Bancorp hereby adopts and restates the Valley National Bancorp Benefit Equalization Plan (the “Plan”) in its entirety effective January 1, 1989. The terms of this Plan are applicable only to Participants who are in the employ of Valley National Bancorp or Valley National Bank on or after January 1, 1989. The purpose of this Plan is to attract and retain certain key officers by permitting them to enter into agreements with the Valley National Bancorp or Valley National Bank which will provide for the payment of a supplemental benefit on retirement, disability or death.

The Plan is intended to constitute an excess benefit plan under Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to that portion of the Plan which provides benefits in excess of Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) and an unfunded pension plan maintained primarily for a select group of management or highly compensated employees with respect to all other benefits provided hereunder. The Plan makes-up the amount of the accrued benefits which cannot be provided under the Valley National Bank Pension Plan (the “Pension Plan”) as a result of the limitations under Section 401(a) (17) of the Code on the amount of compensation which can be taken into account under a qualified plan and the limitation under Section 415 of the Code on the amount of benefits which can be paid from a qualified plan. The Plan also restores the amount of the accrued benefits which would have been payable under the terms of the Pension Plan effective December 31, 1988. The Plan is not a qualified plan under the Code and benefits are paid directly by Valley National Bancorp or Valley National Bank out of their general assets.

ARTICLE I

Definitions

1.1 “Actuarial Equivalent” means an amount or benefit of equal value based on a 5% interest rate and the 1951 Group Annuity Table projected to 1967 with Scale C.

1.2 “Average Annual Compensation” shall mean the Participant’s highest average Annual Compensation averaged over the five (5) highest consecutive calendar year with the Employer after 1965 and preceding the calendar year in which the participant terminates his employment or the total period of service if less than five (5) years.

1.3 “Average Social Security Limit” shall mean one-twelfth of the average annual amount of wages covered under the Federal Insurance Contribution Act during the period of calendar years ending with the first year preceding such date and starting with the later of the 35th year preceding such date or the year 1959.

1.4 “Board of Directors” means the Board of Directors of Valley National Bancorp.

1.5 “Company” means Valley National Bancorp, Valley National Bank, any successors thereto, and any of the Companys’ subsidiaries which adopts the Plan with the consent of the Board of Directors.

1.6 “Compensation” shall mean a Participant’s annual rate of base earnings (excluding overtime, bonuses and any other forms of additional compensation) paid to him for each calendar year effective as of each January 1.

1.7 “Compensation Committee” means the Compensation Committee of the Board of Directors.

1.8 “Effective Date” shall mean January 1, 1989.

1.9 “Eligible Employee” means an officer employed by the Company who is a participant in the Pension Plan, whose Compensation exceeds the limit on compensation under Section 401(a) (17) of the Code and who has completed ten (10) Years of Continuous Service with the Company, excluding any past service credit granted under the terms of the Pension Plan for employment with an entity that was not a member of the controlled group of corporations that includes Valley National Bancorp at the time the service was rendered.

1.10 “Normal Retirement Date” means the Normal Retirement Date as defined in the Pension Plan.

1.11 “Participant” means an Eligible Employee who becomes a Participant pursuant to Article II.

1.12 “Participation Agreement” means the written agreement between the Company and the Participant setting forth certain provisions related to the Plan, incorporating the terms and conditions of the Plan and authorizing an Eligible Employee’s participation in the Plan.

1.13 “Pension Plan” means the Valley National Bank Pension Plan.

1.14 “Pension Plan Benefit” means the annual retirement benefit payable to or on account of a Participant from the Pension Plan.

1.15 “Plan” means this Valley National Bancorp Benefit Equalization Plan, as set forth herein, as amended from time to time.

1.16 “Plan Administrator” means the Valley National Bancorp or any committee designated by the Board of Directors.

1.17 “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.18 “Social Security” shall mean the Participant’s estimated monthly primary insurance amount under Title II of the Social Security Act, as in effect at the time his employment is terminated, to which the Participant would be entitled upon proper application at age 65, assuming he continued to receive wages in all future years at his rate of annual Compensation in the year of termination, and irrespective of any voluntary act of the Participant which disqualifies him from receiving such amount.

1.19 “SERP Benefit” means the annual retirement benefit payable pursuant to the terms of this Plan.

1.20 “Years of Credited Service” means years of Credited Service as defined in the Pension Plan.

1.21 “Years of Continuous Service” means years of Continuous Service as defined under the Pension Plan.

1.22 Any defined term which is not set forth in Article I of this Plan, shall be defined pursuant to the terms of the Pension Plan.

1.23 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a “Section” or “Article” shall mean the indicated section or article of this Plan unless otherwise specified.

ARTICLE II

Participation

Any Eligible Employee who was a Participant in this Plan on the day prior to the date the Board of Directors adopts this restatement shall remain a Participant herein. Each other Eligible Employee shall become a Participant on the first day of the month following appointment to the Plan by the Compensation Committee and execution of a Participation Agreement. The Compensation Committee shall, in its sole and absolute discretion, select which Eligible Employees shall be appointed as Participants. The decision of the Compensation Committee shall be conclusive and binding on all persons. A Participant shall remain a Participant hereunder until the later of his termination of employment with the Company or the date he is no longer entitled to benefits under the Plan.

ARTICLE III

SERP Benefit

3.1 Amount of SERP Benefit. Each Participant who qualifies for a Normal, Early, Disability or Deferred Pension Plan Benefit shall be entitled to a SERP Benefit equal to (a) minus (b) as follows:

(a)	The sum of:

(i) .75% of the Participant’s Average Annual Compensation not in excess of his Average Social Security Limit multiplied by his Years of Credited Service up to 40; plus

(ii) 1.25% of the Participant’s Average Annual Compensation in excess of his Average Social Security Limit multiplied by his Years of Credited Service up to 40, expressed as a straight life annuity with no ancillary benefits;

minus

(b)	the Participant’s Pension Plan Benefit expressed as a straight life annuity with no ancillary benefits.

The amount calculated pursuant to Section 3.1(a) shall be adjusted as set forth in the Pension Plan for any Participant who is entitled to an Early or Disability Pension Plan Benefit and for the form of benefit selected by the Participant under the Pension Plan.

3.2 Benefits Upon Reemployment. If a Participant is rehired after he is entitled to a SERP Benefit his SERP Benefit shall not be paid during such period of reemployment prior to Normal Retirement Date, but shall commence or resume not sooner than the first day of the month following his subsequent retirement or separation. The SERP Benefit payable after his subsequent retirement or separation shall be the benefits earlier applicable, plus any additional benefits computed in accordance with Section 3.1 insofar as additional employment entitled him to additional benefits.

ARTICLE IV

Vesting

A Participant shall be fully vested in his SERP Benefit; provided, however, that the Participant’s rights to benefits under this Plan shall be forfeited if a Participant is discharged on account of an act of fraud, larceny, misappropriation or embezzlement committed against the Company.

ARTICLE V

Death Benefits

A death benefit shall be payable under this Plan if a vested Participant dies and at such time his spouse is entitled to a Preretirement Survivor Annuity under the Pension Plan. The death benefit payable to the Participant’s surviving spouse shall be an annuity payable for the spouse’s life equal to 66 2/3% of the benefit calculated pursuant to Section 3.1 hereof, adjusted for payment in the form of a qualified joint and 2/3 survivor annuity, based on the factors used for the Pension Plan. A death benefit payable to a surviving spouse under this Plan will cease at the same time the survivor benefit is terminated under the Pension Plan.

ARTICLE VI

Form of Payment

A Participant’s SERP Benefit payable under Article III of this Plan will be paid in the same form and beginning at the same time as the Participant’s Pension Plan Benefit under the Pension Plan. A Participant’s designation of a joint annuitant and/or beneficiary under the Pension Plan will also apply to his SERP Benefit.

ARTICLE VII

Administration

7.1 Plan Administrator. The Plan Administrator shall supervise the daily management and administration of the Plan. The Plan Administrator shall serve without compensation.

7.2 Responsibilities and Powers of the Plan Administrator. The Plan Administrator shall have the responsibility:

(a) To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Plan Administrator hereby or necessary to carry out the provisions thereof.

(b) To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

(c) To keep all records relating to Participants of the Plan and such other records as are necessary for proper operation of the Plan.

7.3 Operation of the Plan Administrator. In carrying out the Plan Administrator’s functions hereunder:

(a) The Plan Administrator may adopt rules and regulations necessary for the administration of the Plan and which are consistent with the provisions hereof.

(b) If the Plan Administrator is a committee, all acts and decisions of the Plan Administrator shall be approved by a majority of the members of the committee. All decisions shall apply uniformly to all Participants in like circumstances. Written records shall be kept of all acts and decisions.

(c) If the Plan Administrator is a committee, the Plan Administrator may authorize one or more of its members to act on its behalf. The Plan Administrator may also delegate, in writing, any of its responsibilities and powers to an individual(s) who is not a member of the committee.

(d) The Plan Administrator shall have the right to hire, at the expense of the Company, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

7.4 Indemnification. In addition to any other indemnification that a fiduciary, including but not limited to a member of the Plan Administrator or Compensation Committee, is entitled to, the Company shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities with respect to this Plan.

ARTICLE VIII

Miscellaneous

8.1 Benefits Payable by the Company. All benefits payable under this Plan constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. The Company, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deems desirable to assist it in meeting with obligations. Any such investments shall be assets of the Company subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest in any such investments.

8.2 Amendment or Termination.

(a) The Board of Directors reserves the right to amend, modify, restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Participant’s SERP Benefit accrued as of the time thereof. The provisions of this Section prohibiting an action by the Board of Directors which would reduce a Participant’s accrued SERP Benefit cannot be amended without the consent of all Participants (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors, with or without a meeting, or shall be made in writing by the Plan Administrator or Compensation Plan Administrator, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan the Plan Administrator or Compensation Plan Administrator.

(b) If the plan is terminated, a determination shall be made of each Participant’s SERP Benefit as of the Plan termination date (determined in accordance with Section 8.2(a)). The amount of such benefits shall be payable to the Participant at the time it would have been payable under Article VI if the Plan had not been terminated. No interest shall be credited on a SERP Benefit.

8.3 Status of Employment. Nothing herein contained shall be construed as conferring any rights upon any Participant or any person for a continuation of employment, nor shall it be construed as limiting in any way the right of the Company to discharge any Participant or to treat him without regard to the effect which such treatment might have upon him as a Participant of the Plan.

8.4 Payments to Minors and Incompetents. If a Participant or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Plan Administrator might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.5 Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

8.6 Arbitration. The parties agree that any dispute or claim arising out of or relating to this Plan, including whether such disputes or claims are arbitrable, will be settled by binding arbitration. The arbitration proceeding will be conducted before a single arbitrator at a location within the State of New Jersey convenient to the parties and under the rules of the American Arbitration Association. The decision or award of the Arbitrator made under these rules shall be exclusive, final and binding on both parties, their beneficiaries, executors, administrators, successors and assigns. This arbitration procedure may be invoked by written notice to the American Arbitration Association stating with particularity the issue proposed for arbitration. A copy of that written notice shall be served upon the other party by registered mail. In the event of a Change in Control as defined in the Participation Agreement, this Section 8.6 will cease to apply.

8.7 Governing Law.  Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

IN WITNESS WHEREOF, the Board of Directors has directed its duly authorized officer to set his hand this 19th day of December, 1994 effective as of January 1, 1989.

VALLEY NATIONAL BANCORP

By:	/s/ Robert E. McEntee
Robert E. McEntee
Chairman VNB Personnel and Compensation Committee of the Board of Directors